AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization ("Agreement") is made March __, 2000, by DrugMax.com, Inc., a Nevada corporation with its principal place of business in Florida ("Buyer"), Jimmy L. Fagala, an individual resident in Texas ("Fagala"), K. Sterling Miller, an individual resident in Texas ("Miller") and HCT Capital Corp., a Texas corporation ("HCT"). Fagala, Miller and HCT are referred to collectively as "Sellers."

                                    RECITALS

         Fagala and Miller each own 5,000 shares of common stock, no par value ("Common Shares") of Desktop Corporation, a Texas corporation (the "Company"), and HCT owns 15,000 shares of Series A 8%-10% Cumulative Convertible Preferred Stock, par value $10.00 per share ("Preferred Stock"), of the Company. The Common Shares and the Preferred Shares (the "Shares") constitute all of the issued and outstanding capital stock of the Company. The Buyer desires to acquire all of the Shares and the Sellers desire to exchange all of the Shares for voting common shares, par value $0.001 per share, of the Buyer, in an exchange that qualifies under Sections 354 and 368 of the Internal Revenue Code of 1986, as amended.

         The Buyer's purchase of the Shares constitutes one of the Contemplated Transactions (as defined in Section 1). Upon completion of all Contemplated Transactions, the Buyer will be, directly and through Desktop Ventures, Inc., a Texas corporation, the majority shareholder of VetMall, Inc., a Florida corporation, and successor to the business of VetMall, LLC, a Nevada limited liability company.

         This Agreement is being entered into for the purpose of implementing the foregoing desires, and sets forth the terms and conditions pursuant to which the Sellers are selling to the Buyer and the Buyer is purchasing from the Sellers solely in exchange for voting common shares of the Buyer, all of the issued and outstanding shares of capital stock of the Company.


                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "ACQUIRED COMPANIES" -- the Company, its Subsidiaries and VetMall, Inc., collectively.

                  "APPLICABLE CONTRACT" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to


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any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

                  "BALANCE SHEET" -- as defined in Section 3.4.

                  "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result and cognizant of the relative benefits, costs and expenses would use in similar circumstances to ensure that such result is achieved as expeditiously as is reasonably possible.

                  "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement or in connection with the Contemplated Transactions will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                  "BUYER" -- as defined in the first paragraph of this Agreement.

                  "BUYER'S SHARES" - as defined in Section 2.2.

                  "CLOSING" -- as defined in Section 2.3.

                  "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

                  "COMPANY" -- as defined in the Recitals of this Agreement.

                  "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                  "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

                           (a) the conversion of VetMall, LLC, a Nevada limited
liability company, into VetMall, Inc., a Florida corporation;

                           (b) the sale of the Shares by the Sellers to the
Buyer;

                           (c) the purchase by Buyer of the 40 shares of
VetMall, Inc. common stock from W. A. Butler Company;

                           (d) the execution, delivery, and performance of the
Employment Agreements and the Sellers' Releases;

                           (e) the performance by the Buyer and the Sellers of
their respective covenants and obligations under this Agreement; and

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                           (f) the Buyer's acquisition and ownership of the
Shares and exercise of control over the Acquired Companies.

                  "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                  "CONVERSION" -- means the conversion of VetMall, LLC, a Nevada limited liability company, into VetMall, a Florida corporation.

                  "DAMAGES" -- as defined in Section 6.2.

                  "DISCLOSURE LETTER" -- the disclosure letter delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

                  "EMPLOYMENT AGREEMENTS" -- as defined in Section 2.4(a)(iii).

                  "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company or VetMall, LLC and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by any Acquired Company or VetMall, LLC.

                  "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

                  "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "GOVERNMENTAL BODY" -- any:

                           (a) nation, state, county, city, town, village,
district, or other jurisdiction of any nature;

                           (b) federal, state, local, municipal, foreign, or
other government;

                           (c) governmental or quasi-governmental authority of
any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

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                           (d) multi-national organization or body; or

                           (e) body exercising, or entitled to exercise, any
administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                  "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.21.

                  "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                  "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                           (a) such individual is actually aware of such fact or
other matter; or

                           (b) a prudent individual could be expected to
discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                  A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

                  "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

                  "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                  "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                           (a) such action is consistent with the past practices
of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

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

                           (b) such action is not required to be authorized by
the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

                           (c) such action is similar in nature and magnitude to
actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

                  "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "PLAN" -- as defined in Section 3.13.

                  "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  "RELATED PERSON" -- with respect to a particular individual:

                           (a) each other member of such individual's Family;

                           (b) any Person that is directly or indirectly
controlled by such individual or one or more members of such individual's
Family;

                           (c) any Person in which such individual or members of
such individual's Family hold (individually or in the aggregate) a Material Interest; and

                           (d) any Person with respect to which such individual
or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                           (a) any Person that directly or indirectly controls,
is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                           (b) any Person that holds a Material Interest in such
specified Person;

                           (c) each Person that serves as a director, officer,
partner, executor, or trustee of such specified Person (or in a similar capacity);

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

                           (d) any Person in which such specified Person holds a
Material Interest;

                           (e) any Person with respect to which such specified
Person serves as a general partner or a trustee (or in a similar capacity); and

                           (f) any Related Person of any individual described in
clause (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and resides with such person, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

                  "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "SELLERS" -- as defined in the first paragraph of this Agreement.

                  "SELLERS' RELEASES" -- as defined in Section 2.4.

                  "SHARES" -- as defined in the Recitals of this Agreement.

                  "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                  "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

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         2.       SALE AND TRANSFER OF SHARES; CLOSING

                  2.1 SHARES BEING EXCHANGED. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 2.3, being held simultaneously with the execution of this Agreement, each Seller is selling, assigning and delivering to Buyer the number of shares of the Company set forth below opposite the name of such Seller, and the Buyer is purchasing such shares from each such Seller, free and clear of all liens, claims, options, charges, and encumbrances whatsoever:

  SELLER:                                NUMBER AND TYPE OF SHARES:

  Jimmy Fagala                           5,000 common shares
  K. Sterling Miller                     5,000 common shares
  HCT Capital Corp.                      15,000 shares of Preferred Stock

                  2.2 CONSIDERATION. Subject to the terms and conditions of this Agreement, and reliance on the representations, warranties, and agreements of the Sellers contained herein and in consideration of the aforesaid sale, assignment, and delivery of the Shares, the Buyer is delivering at the Closing in full payment for the aforesaid sale, assignment, and delivery of these Shares, an aggregate of 50,000 shares of common stock, par value $0.001 per share, of Buyer (the "Buyer's Shares"), each Seller receiving the number of Buyer's Shares set forth below opposite the name of such Seller:

 SELLER:                                NUMBER OF THE BUYER'S SHARES:

 Jimmy Fagala                                           20,000
 K. Sterling Miller                                     20,000
 HCT Capital Corp.                                      10,000
                                                        ------
                                    Total:              50,000
                                                        ======

                  In addition, upon (i) the closing of any initial public offering ("IPO") of VetMall, Inc., a Florida corporation ("VetMall"), (ii) the sale by the Buyer of all or substantially all of the Shares, regardless of the form of such transaction, or (iii) the sale by VetMall of all or substantially all of its assets, the Buyer shall either (A) issue to Sellers (in the same proportion as the Buyer's Shares received by them hereunder) that number of shares of Buyer common stock which, when multiplied by the closing price of the Buyer common stock on the date the IPO or the sale closes, equals $4,800,000, or
(B) transfer to sellers (in the same proportion as the Buyer's Shares received by them hereunder) 16% of the Shares (as adjusted by stock splits), whichever of
(A) or (B) has a lower value based on the IPO or sales price of the VetMall common stock and the closing price of the Buyer common stock on the date that the IPO or the sale is declared effective by the Securities and Exchange Commission. For example, if VetMall sells one million shares in the IPO at a price of $10 per share, the split adjusted Shares purchased from Sellers is 700,000 Shares, the value of 16% of the Shares would be $1,120,000 (700,000 x $10 x 16%). Since $1,120,000 is less than $4,800,000, Buyer would transfer to Sellers 112,000 shares of VetMall common stock.

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                  2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., 100 North Tampa Street, Suite 1800, Tampa, Florida, simultaneously with the execution of this Agreement.

                  2.4      CLOSING OBLIGATIONS.  At the Closing:

                           (a)      the Sellers will deliver to the Buyer:

                           (i) certificates representing the Shares, duly
endorsed (or accompanied by duly executed stock powers) for transfer to the Buyer;

                           (ii) releases in the form of Exhibit 2.4(a)(ii)
executed by the Sellers and VetMall (collectively, "Sellers' Releases");

                           (iii) employment and noncompetition agreements in the
form of Exhibit 2.4(a)(iii), executed by the Sellers (collectively, "Employment Agreements"); and

                           (iv) opinions of counsel in the form of Exhibit
2.4(a)(iv).

                           (b)      the Buyer will deliver to the Sellers:

                           (i) certificates representing the Buyer's Shares; and

                           (ii) the Employment Agreements executed by the
Company.

2.5 Adjustment in Amount of Buyer's Shares

         The number of Buyer's Shares that are delivered to the Sellers on the Closing Date is subject to post-Closing reduction according to the procedure described below.

            The Buyer will cause Grant Thornton, LLP to prepare audited consolidated financial statements (the "Closing Financial Statements") of the Acquired Companies as of the Closing Date and for the period from January 1, 2000 through the Closing Date, including a computation of consolidated stockholders' equity as of the Closing Date. The consolidated stockholders' equity reflected in the Closing Financial statements will be used in computing the Adjustment Amount.

         The Adjustment Amount will be determined by:

(i) subtracting (a) $150,000 times the number of months and fraction thereof, between December 31, 1999 and the Closing Date, from (b) $______[X]_________ (which amount is the stockholders' equity of Desktop Corporation at December 31, 1999 as reflected in the audited consolidated financial statements prepared by Grant Thornton, LLP). The result will be the "Base Amount"; then

(ii) if the stockholders' equity of Desktop Corporation as shown on the Closing Financial Statements is less than the Base Amount, subtracting the stockholders' equity of Desktop Corporation as shown on the Closing Financial Statements from the Base Amount; then

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(iii)             dividing such result by the Base Amount to determine the
                  Adjustment Percentage; then

(iv) multiplying 50,000 by the Adjustment Percentage to determine the Adjustment Amount. If the stockholders' equity of Desktop Corporation as shown on the Closing Financial Statements is greater than the Base Amount, there will be no adjustment in the number of Buyer's Shares delivered to the Sellers. Otherwise, the number of Shares to which the Sellers are entitled will be determined by subtracting the Adjustment Amount from 50,000.

         Upon receipt of notice from the Buyer that an adjustment is required in the number of Buyer's Shares to which they are otherwise entitled under this Agreement, each Seller agrees to promptly (but in no event more than ten days after receipt of such notice), deliver to the Buyer the stock certificate delivered to him or it pursuant to Section 2.4(a)(i) of this Agreement. The Buyer will then issue a new certificate to the Seller for the number of Buyer's Shares to which the Seller is entitled after taking into account the Adjustment Amount.

         3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Sellers represent and warrant to the Buyer, as of the date hereof, as follows:

                  3.1      ORGANIZATION AND GOOD STANDING

                           (a) Part 3.1 of the Disclosure Letter contains a
complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of such qualification would not have a material adverse effect on it. Immediately prior to the Conversion, VetMall, LLC was a limited liability company organized, validly existing, and in good standing under the laws of Nevada, with full power and authority as a limited liability company to conduct its business as it was then being conducted, to own or use the properties and assets that it purported to own or use, and to perform all its obligations under contracts to which it was a party.

                           (b) Sellers have delivered to Buyer copies of the
Organizational Documents of each Acquired Company, as currently in effect and the Organizational Documents of VetMall, LLC as in effect immediately prior to the Conversion.

                  3.2      AUTHORITY; NO CONFLICT

                           (a) This Agreement constitutes the legal, valid, and
binding obligation of the Sellers, enforceable against Sellers in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyances and other similar laws of general application affecting the rights of creditors and (ii) applicable laws and regulations and principles of equity which may restrict the enforcement of certain remedies or the availability of certain equitable remedies. Upon the execution and delivery of the Employment Agreements, and the Sellers' Releases (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of the Sellers which are parties thereto, enforceable against Sellers in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyances and other similar laws of general application affecting the rights of creditors and (ii) applicable laws and regulations and principles of equity which may restrict the enforcement of certain remedies or the availability of certain equitable remedies. The Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents to which they are parties.

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                           (b) neither the execution and delivery of this
Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of the Acquired Companies or VetMall, LLC, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company or the managing members of VetMall, LLC;

                           (ii) contravene in any material respect, conflict in
any material respect with, or result in a material violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, VetMall, LLC, or any Seller, or any of the assets owned or used by any Acquired Company or by VetMall, LLC at the Conversion, may be subject;

                           (iii) contravene in any material respect, conflict in
any material respect with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or was held by VetMall, LLC at the Conversion, or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company, which revocation, withdrawal, suspension, cancellation, termination or modification would have a material adverse effect on such entity;

                           (iv) cause Buyer or any Acquired Company to become
subject to, or to become liable for the payment of, any Tax (other than an excise tax on the Contemplated Transactions);

                           (v) cause any of the assets owned by any Acquired
Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                           (vi) contravene, conflict with, or result in a
violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract or any agreement to which VetMall, LLC was a party immediately prior to the Conversion, which declaration, exercise, cancellation, termination or modification would have a material adverse effect on it; or

                           (vii) result in the imposition or creation of any
Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company or owned or used by VetMall, LLC at the Conversion.

                           No Seller, Acquired Company or VetMall, LLC is or
will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 100,000 shares of common stock, no par value, of which 10,000 shares are issued and outstanding and 15,000 shares of Series A 8%-10% Cumulative Convertible Preferred Stock, par value $10 per share, all of which are issued and outstanding. All of the foregoing constitute the "Shares". The Sellers are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances (other than the security interests in favor of the Buyer). Fagala owns 5,000 shares of the common stock comprising the Shares, Miller owns 5,000 shares of common stock comprising the Shares, and HCT owns 15,000 shares of the Series A 8%-10% Cumulative Convertible Preferred Stock comprising part of the Shares. All of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Sellers, free and clear of all Encumbrances (other than the security interests in favor of the Buyer). No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as related to the Contemplated Transactions, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

                  3.4 FINANCIAL STATEMENTS. The Sellers have delivered to the
Buyer: (a) consolidated balance sheets of the Acquired Companies (except for VetMall) and VetMall, LLC as at December 31, 1999 (the "Balance Sheet"), and the related statements of profit and loss for the fiscal year then ended. Such financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies (except for VetMall) and VetMall, LLC as at the date thereof of and for the twelve months ended on December 31, 1999, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Acquired Companies.

                  3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies and VetMall, LLC, all of which have been made available to Buyer, are complete and correct, in all material respects, and have been maintained, in all material respects, in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies or VetMall LLC are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies and VetMall, LLC contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies and the managing members of VetMall, LLC, and no meeting of any such stockholders, Board of Directors, managing members, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

                  3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet, and all such properties and assets owned by VetMall, are free and clear of all Encumbrances other than (a) minor imperfections in title and Encumbrances which do not materially affect such property or assets or the use thereof by the Acquired Company.

                  3.7 CONDITION AND SUFFICIENCY OF ASSETS. The equipment of the Acquired Companies are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of the Acquired Companies is sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

                  3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies on their respective accounting records (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are current and collectible net of the respective reserves shown on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable (except as reflected by Part 3.8 of the Disclosure Letter).
Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date Closing Date.

                  3.9      [Intentionally omitted]

                  3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part
3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the dates thereof.

                  3.11     TAXES.

                           (a) The Acquired Companies and VetMall, LLC have
filed or caused to be filed (on a timely basis since their inception) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns. The Acquired Companies and VetMall, LLC have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and as of the Closing Date.

                           (b) The United States federal and state income Tax
Returns of each Acquired Company and VetMall, LLC subject to such Taxes have not been audited by the IRS or relevant state tax authorities and no Acquired Company has received notice of audit from the IRS or relevant state tax authorities. Except as described in Part 3.11 of the Disclosure Letter, no Seller, Acquired Company or VetMall, LLC has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of VetMall, LLC or any Acquired Company or for which any Acquired Company may be liable.

                           (c) The charges, accruals, and reserves with respect
to Taxes on the respective books of each Acquired Company (and on the books of VetMall, LLC as of the Conversion) are adequate (determined in accordance with
GAAP) and are at least equal to that entity's liability for Taxes. There exists no proposed tax assessment against VetMall, LLC or any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that VetMall, LLC or any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                           (d) All Tax Returns filed by (or that include on a
consolidated basis) VetMall, LLC or any Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by VetMall, LLC or any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part
3.11 of the Disclosure Letter lists all such target affiliates.

                  3.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

                  3.13     EMPLOYEE BENEFITS.

                           (a) As used in this Section 3.13, the following terms
have the meanings set forth below.

                           "COMPANY OTHER BENEFIT OBLIGATION" means an Other
Benefit Obligation, if any, owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

                           "COMPANY PLAN" means all Plans, if any, of which an
Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to "Plans" are to "Company Plans" unless the context requires otherwise.

                           "COMPANY VEBA" means a VEBA, if any, whose members
include employees of any Acquired Company or any ERISA Affiliate, if any, of an Acquired Company.

                           "ERISA AFFILIATE" means, with respect to an Acquired
Company, any other person, if any, that, together with the Company, would be treated as a single employer under IRC ss. 414.

                           "MULTI-EMPLOYER PLAN" has the meaning given in ERISA
ss. 3(37)(A).

                           "OTHER BENEFIT OBLIGATIONS" means all obligations,
arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements, if any, under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

                           "PBGC" means the Pension Benefit Guaranty
Corporation, or any successor thereto.

                           "PENSION PLAN" has the meaning given in ERISA ss.
3(2)(A).

                           "PLAN" has the meaning given in ERISA ss. 3(3).

                           "PLAN SPONSOR" has the meaning given in ERISA ss.
3(16)(B).

                           "QUALIFIED PLAN" means any Plan that meets or
purports to meet the requirements of IRCss.401(a).

                           "TITLE IV PLANS" means all Pension Plans that are
subject to Title IV of ERISA, 29 U.S.C.ss.1301 et seq., other than Multi-Employer Plans.

                           "VEBA" means a voluntary employees' beneficiary
association under IRCss. 501(c)(9).

                           "WELFARE PLAN" has the meaning given in ERISA ss.
3(1).

                           (b) (i) Part 3.13(i) of the Disclosure Letter
contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans, if any, that are (A) defined benefit Pension Plans, (B) Qualified Plans,
(C) Title IV Plans, or (D) Multi-Employer Plans.

                           (ii) Part 3.13(ii) of the Disclosure Letter contains
a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, if any, and (B) all Plans, if any, of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                           (iii) Part 3.13(iii) of the Disclosure Letter sets
forth, for each Multi-Employer Plan, if any, as of its last valuation date, the amount of potential withdrawal liability, if any, of the Acquired Companies and the Acquired Companies' other ERISA Affiliates, calculated according to information made available pursuant to ERISA ss. 4221(e).

                           (iv) Part 3.13(iv) of the Disclosure Letter sets
forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

                           (v) Part 3.13(v) of the Disclosure Letter sets forth
the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation, if any, that is not subject to the disclosure and reporting requirements of ERISA.

                           (c) The Sellers have delivered to Buyer, or will
deliver to Buyer within ten days of the date of this Agreement:

                           (i) all documents that set forth the terms of each
Company Plan, Company Other Benefit Obligation, or Company VEBA, if any, and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs, if any, for which a plan description or summary plan description is not required;

                           (ii) all personnel, payroll, and employment manuals
and policies;

                           (iii) all collective bargaining agreements pursuant
to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates, if any, of the Acquired Companies, and all collective bargaining agreements, if any, pursuant to which contributions are being made or obligations are owed by such entities;

                           (iv) a written description of any Company Plan or
Company Other Benefit Obligation that is not otherwise in writing;

                           (v) all registration statements, if any, filed with
respect to any Company Plan;

                           (vi) all insurance policies, if any, purchased by or
to provide benefits under any Company Plan;

                           (vii) all contracts, if any, with third party
administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                           (viii) all reports, if any, submitted within the four
years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                           (ix) all notifications, if any, to employees of their
rights under ERISAss. 601 et seq. and IRCss.4980B;

                           (x) the Form 5500 filed in each of the most recent
three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                           (xi) all notices, if any, that were given by any
Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

                           (xii) all notices, if any, that were given by the
IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four years preceding the date of this Agreement;

                           (xiii) with respect to Qualified Plans and VEBAs, if
any, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan; and

                           (xiv) with respect to Title IV Plans, if any, the
Form PBGC-1 filed for each of the three most recent plan years.

                           (d) Except as set forth in Part 3.13(vi) of the
Disclosure Letter:

                           (i) The Acquired Companies have performed, in all
material respects, all of their respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                           (ii) No statement, either written or oral, has been
made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with, in all material respects, the Plan or Other Benefit Obligation and that could have a material adverse economic consequence to any Acquired Company or to Buyer.

                           (iii) The Acquired Companies, with respect to all
Company Plans, Company Other Benefits Obligations, and Company VEBAs, if any, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA, if any, is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                           (A) No transaction prohibited by ERISAss.406 and no
"prohibited transaction" under IRC ss. 4975(c) have occurred with respect to any Company Plan, if any.

                           (B) No Seller or Acquired Company has any liability
to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                           (C) No Seller or Acquired Company has any liability
to the PBGC with respect to any Plan or has any liability under ERISA ss. 502 or ss. 4071.

                           (D) All filings required by ERISA and the IRC as to
each Plan, if any, have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                           (E) All contributions and payments made or accrued
with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs, if any, are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

                           (iv) Each Company Plan, if any, can be terminated
within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                           (v) Since December 31, 1999, there has been no
establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation that has not been approved in writing by the Buyer.

                           (vi) To the Knowledge of the Sellers, no event has
occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                           (vii) Other than claims for benefits submitted by
participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA, if any, is pending or, to Sellers' Knowledge, is Threatened.

                           (viii) No Company Plan is a stock bonus, pension, or
profit-sharing plan within the meaning of IRCss.401(a).

                           (ix) Each Qualified Plan, if any, of each Acquired
Company is qualified in form and operation under IRC ss. 401(a); each trust for each such Plan is exempt from federal income tax under IRC ss. 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                           (x) Each Acquired Company and each ERISA Affiliate of
an Acquired Company has met the minimum funding standard, if any, and has made all contributions required, under ERISA ss. 302 and IRC ss. 402.

                           (xi) No Company Plan is subject to Title IV of ERISA.

                           (xii) The Acquired Companies have paid all amounts
due to the PBGC pursuant to ERISAss.4007.

                           (xiii) No Acquired Company or any ERISA Affiliate of
an Acquired Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA ss. 4062(e), ss. 4063, or ss. 4064.

                           (xiv) No Acquired Company or any ERISA Affiliate of
an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA ss. 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

                           (xv) No amendment has been made, or is reasonably
expected to be made, to any Plan that has required or could require the provision of security under ERISA ss. 307 or IRC ss. 401(a)(29).

                           (xvi) No accumulated funding deficiency, whether or
not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                           (xvii) The actuarial report for each Pension Plan of
each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                           (xviii) Since the last valuation date for each
Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA ss. 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

                           (xiv) No reportable event (as defined in ERISAss.4043
and in regulations issued thereunder) has occurred.

                           (xx) No Seller or Acquired Company has Knowledge of
any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA.

                           (xxi) No Acquired Company or any ERISA Affiliate of
an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                           (xxii) No Acquired Company or any ERISA Affiliate of
an Acquired Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either any Acquired Company or Buyer to a Multi-Employer Plan.

                           (xxiii) No Acquired Company or any ERISA Affiliate of
an Acquired Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                           (xxiv) No Multi-Employer Plan to which any Acquired
Company or any ERISA Affiliate of an Acquired Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                           (xxv) Except to the extent required under ERISAss.601
et seq. and IRCss. 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                           (xxvi) Each Acquired Company has the right to modify
and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

                           (xxii) Sellers and all Acquired Companies have
complied with the provisions of ERISAss.601 et seq. and IRCss.4980B.

                           (xxviii)No payment that is owed or may become due to
any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC ss. 280G or ss. 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                           (xxiv) The consummation of the Contemplated
Transactions will not result in the payment, vesting, or acceleration of any benefit.

                  3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                           (a) Except as set forth in Part 3.14 of the
Disclosure Letter:

                           (i) each Acquired Company is, and at all times since
its formation has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. At all times during its existence VetMall, LLC was, in full compliance with each Legal Requirement that was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) no event has occurred or circumstance exists
that (with or without notice or lapse of time) (A) may constitute or result in a violation by VetMall, LLC or any Acquired Company of, or a failure on the part of VetMall, LLC or any Acquired Company to comply with, any Legal Requirement which violation would have a material adverse effect on it, or (B) may give rise to any material obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) no Acquired Company or VetMall, LLC has
received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, which would have a material adverse effect on it, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company or VetMall, LLC to undertake, or to bear all or any material portion of the cost of, any remedial action of any nature.

                           (b) Part 3.14 of the Disclosure Letter contains a
complete and accurate list of each Governmental Authorization that is held by any Acquired Company (or was previously held by VetMall, LLC) or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect, including those Governmental Authorizations, if any, transferred by VetMall, LLC to VetMall. Except as set forth in Part 3.14 of the Disclosure
Letter:

                           (i) each Acquired Company is, and at all times since
its formation, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter and VetMall, LLC was, at all times during its existence, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                           (ii) no event has occurred or circumstance exists
that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
Part 3.14 of the Disclosure Letter, which would have a material adverse effect on it, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, which would have a material adverse effect on it;

                           (iii) no Acquired Company or VetMall, LLC has
received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, which would have a material adverse effect on it, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization, which would have a material adverse effect on it; and

                           (iv) all applications required to have been filed for
the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                           The Governmental Authorizations listed in Part 3.14
of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

                  3.15     LEGAL PROCEEDINGS; ORDERS.

                           (a) Except as set forth in Part 3.15 of the
Disclosure Letter, there is no pending Proceeding:

                           (i) that has been commenced by or against VetMall,
LLC or any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

                           (ii) that challenges, or that may have the effect of
preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                           To the Knowledge of the Sellers and the Acquired
Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that might reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Sellers have delivered to the Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

                           (b) Except as set forth in Part 3.15 of the
Disclosure Letter:

                           (i) there is no Order to which VetMall, LLC or any of
the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

                           (ii) no Seller is subject to any Order that relates
to the business of, or any of the assets owned or used by, any Acquired Company; and

                           (iii) no officer, director, agent, or employee of any
Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

                           (c) Except as set forth in Part 3.15 of the
Disclosure Letter:

                           (i) each Acquired Company is, and at all times since
its formation has been, in full compliance with all of the terms and requirements of each Order, if any, to which it, or any of the assets owned or used by it, is or has been subject and VetMall, LLC, at all times during its existence, was in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstance exists
that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject, which violation or failure to comply would result in a material adverse effect on any Acquired Company ; and

                           (iii) VetMall, LLC never received and no Acquired
Company has received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

                           3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as
set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, VetMall, LLC and the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and, except in connection with the Conversion and the Contemplated Transactions, there has not been any:

                           (a) change in any Acquired Company's authorized or
issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                           (b) amendment to the Organizational Documents of any
Acquired Company;

                           (c) payment or increase by VetMall, LLC or any
Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, member or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, member or employee;

                           (d) adoption of, or increase in the payments to or
benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of or any Acquired Company or former employees of VetMall, LLC;

                           (e) damage to or destruction or loss of any asset or
property of any Acquired Company, not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of VetMall, LLC or the Acquired Companies, taken as a whole;

                           (f) entry into, termination of, or receipt of notice
of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $5,000;

                           (g) sale (other than sales of inventory in the
Ordinary Course of Business), lease, or other disposition of any asset or property of VetMall, LLC or any Acquired Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of VetMall, LLC or any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                           (h) cancellation or waiver of any claims or rights
with a value to VetMall, LLC or any Acquired Company in excess of $5,000;

                           (i) material change in the accounting methods used by
VetMall, LLC or any Acquired Company; or

                           (j) agreement, whether oral or written, by VetMall,
LLC or any Acquired Company to do any of the foregoing.

                  3.17     CONTRACTS; NO DEFAULTS.

                           (a) Part 3.17(a) of the Disclosure Letter contains a
complete and accurate list, and the Sellers have delivered to the Buyer true and complete copies, of:

                           (i) each Applicable Contract, if any, that involves
performance of services or delivery of goods or materials by VetMall, LLC or one or more Acquired Companies of an amount or value in excess of $5,000;

                           (ii) each Applicable Contract, if any, that involves
performance of services or delivery of goods or materials to VetMall, LLC or one or more Acquired Companies of an amount or value in excess of $5,000;

                           (iii) each Applicable Contract, if any, that was not
entered into in the Ordinary Course of Business and that involves expenditures or receipts of VetMall, LLC or one or more Acquired Companies in excess of $5,000;

                           (iv) each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other Applicable Contract, if any, affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

                           (v) each licensing agreement or other Applicable
Contract, if any, with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
Applicable Contract, if any, to or with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership, and other
Applicable Contract (however named), if any, involving a sharing of profits, losses, costs, or liabilities by VetMall, LLC or any Acquired Company with any other Person;

                           (viii) each Applicable Contract, if any, containing
covenants that in any way purport to restrict the business activity of VetMall, LLC or any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

                           (ix) each Applicable Contract, if any, providing for
payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                           (x) each power of attorney, if any, that is currently
effective and outstanding;

                           (xi) each Applicable Contract, if any, entered into
other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

                           (xii) each Applicable Contract, if any, for capital
expenditures in excess of $5,000;

                           (xiii) each written warranty, guaranty, and or other
similar undertaking, if any, with respect to contractual performance extended by VetMall, LLC or any Acquired Company other than in the Ordinary Course of Business; and

                           (xiv) each amendment, supplement, and modification
(whether oral or written) in respect of any of the foregoing.

                           Part 3.17(a) of the Disclosure Letter sets forth the
parties to the Contracts, the amount of the remaining commitment of the Acquired Companies under the Contracts, and the Acquired Companies' office where details relating to the Contracts are located.

                           (b) Except as set forth in Part 3.17(b) of the
Disclosure Letter or as contemplated by the Contemplated Transactions:

                           (i) no Seller (and no Related Person of any Seller)
has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                           (ii) to the Knowledge of the Sellers and the Acquired
Companies, no officer, director, agent, employee, consultant, or contractor of VetMall, LLC or any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.


                           (c) each Contract identified or required to be
identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws of general application affecting the rights of creditors and (ii) applicable laws and regulations and principles of equity which may restrict the enforcement of certain remedies or the availability of certain equitable remedies.

                           (d) Except as set forth in Part 3.17(d) of the
Disclosure Letter:

                           (i) each Acquired Company is, and at all times since
its formation has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound, except where such failure to comply would not have a material adverse effect on it;

                           (ii) to the Knowledge of the Sellers, each other
Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since its formation has been, in full compliance with all applicable terms and requirements of such Contract;

                           (iii) to the Knowledge of the Sellers, no event has
occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                           (iv) no Acquired Company has given to or received
from any other Person, at any time since its formation, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach of, or default under, any Contract.

                           (e) There are no renegotiations of, attempts to
renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to VetMall, LLC or any Acquired Company under current or completed Contracts with any Person and, to the Knowledge of the Sellers and the Acquired Companies, no such Person has made written demand for such renegotiation.

                           (f) The Contracts relating to the sale, design,
manufacture, or provision of products or services by VetMall, LLC or the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                      3.18 INSURANCE.

                           (a) The Sellers have delivered to the Buyer:

                           (i) true and complete copies of all policies of
insurance to which any Acquired Company is a party or under which any Acquired Company or VetMall, LLC, or any director of any Acquired Company or former member of VetMall, LLC, is or has been covered at any time since its formation;

                           (ii) true and complete copies of all pending
applications, if any, for policies of insurance; and

                           (iii) any statement by the auditor of any Acquired
Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                           (b) Part 3.18(b) of the Disclosure Letter describes:

                           (i) any self-insurance arrangement by or affecting
any Acquired Company, including any reserves established thereunder;

                           (ii) any contract or arrangement, other than a policy
of insurance, for the transfer or sharing of any risk by any Acquired Company;
and

                           (iii) all obligations of the Acquired Companies to
third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                           (c) Part 3.18(c) of the Disclosure Letter sets forth,
by year, for the current policy year and each policy year since formation of VetMall, LLC and each Acquired Company:

                           (i) a summary of the loss experience under each
policy;

                           (ii) a statement describing each claim under an
insurance policy for an amount in excess of $5,000, which sets forth:

                           (A) the name of the claimant;

                           (B) a description of the policy by insurer, type of
insurance, and period of coverage; and

                           (C) the amount and a brief description of the claim;
and

                           (iii) a statement describing the loss experience for
all claims that were self-insured, including the number and aggregate cost of such claims.

                           (d) Except as set forth on Part 3.18(d) of the
Disclosure Letter:

                           (i) All policies to which any Acquired Company is a
party or that provide coverage to either Seller, any Acquired Company, or any director or officer of an Acquired Company:

                           (A) are valid, outstanding, and enforceable;

                           (B) are issued by an insurer that is financially
sound and reputable;

                           (C) taken together, provide adequate insurance
coverage for the assets and the operations of the Acquired Companies for all risks to which the Acquired Companies are normally exposed;

                           (D) are sufficient for compliance, in all material
respects, with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;

                           (E) will continue in full force and effect following
the consummation of the Contemplated Transactions; and

                           (F) do not provide for any retrospective premium
adjustment or other experienced-based liability on the part of any Acquired Company.

                           (ii) None of Seller, VetMall, LLC or Acquired Company
has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii) The Acquired Companies and VetMall, LLC have
paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is, or VetMall, LLC was, a party or that provides coverage to any Acquired Company or director thereof.

                           (iv) The Acquired Companies and VetMall, LLC have
given notice to the insurer of all claims that may be insured thereby.

                           3.19 EMPLOYEES.

                           (a) Part 3.19 of the Disclosure Letter contains a
complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1998, vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                           (b) Except as contemplated by the Contemplated
Transactions, no employee or director of any Acquired Company (or former employee of VetMall, LLC) is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To the Sellers' Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

                           (c) There are no retired employees or dependents
thereof who are receiving, entitled to receive, or scheduled to receive benefits from the Acquired Companies.

                           3.20 LABOR RELATIONS; COMPLIANCE. Since December 31,
1998, no Acquired Company or VetMall, LLC has been or is a party to any collective bargaining or other labor Contract. Since December 31, 1998, there has not been, there is not presently pending or existing, and to the Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To the Sellers' Knowledge, no event has occurred or circumstance exists that could reasonably provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, where such failure to comply would have a material adverse effect on it. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.21     INTELLECTUAL PROPERTY.

                           (a) INTELLECTUAL PROPERTY ASSETS -- The term
"Intellectual Property Assets" includes:

                           (i) the name "Desktop Corporation", all fictional
business names, trade names, registered and unregistered trademarks, service marks, and applications, if any, (collectively, "Marks");

                           (ii) all patents, patent applications, and inventions
and discoveries that may be patentable, if any, (collectively, "Patents");

                           (iii) all copyrights in both published works and
unpublished works, if any, (collectively, "Copyrights"); and

                           (iv) all know-how, trade secrets, confidential
information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor, if any.

                           (b) AGREEMENTS -- Part 3.21(b) of the Disclosure
Letter contains a complete and accurate list and summary description, including any royalties paid or received by VetMall, LLC or the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound. There are no outstanding and, to the Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                           (c)      KNOW-HOW NECESSARY FOR THE BUSINESS.

                           (i) The Intellectual Property Assets are all those
necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                           (ii) Except as set forth in Part 3.21(c) of the
Disclosure Letter, all former and current employees of VetMall, LLC and each Acquired Company have executed written Contracts with either VetMall, LLC or one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies (except as contemplated by the Contemplated Transactions).

                           (d)      PATENTS.

                                    None of the Acquired Companies owns any
Patents.

                           (e) TRADEMARKS.

                           (i) Part 3.21(e) of Disclosure Letter contains a
complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii) No Marks have been registered with the United
States Patent and Trademark.

                           (iii) No Mark has been or is now involved in any
opposition, invalidation, or cancellation and, to the Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                           (iv) To the Sellers' Knowledge, there is no
potentially interfering trademark or trademark application of any third party.

                           (v) No Mark is infringed or, to the Sellers'
Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company, or previously used by VetMall, LLC, infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                           (vi) All materials containing a Mark bear the proper
federal registration notice where permitted by law.

                           (f)      COPYRIGHTS.

                           (i) Part 3.21(f) of the Disclosure Letter contains a
complete and accurate list and summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii) None of the Copyrights have been.

                           (iii) No Copyright is infringed or, to the Sellers'
Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                           (iv) All works encompassed by the Copyrights have
been marked with the proper copyright notice.

                           (g)      TRADE SECRETS.

                           (i) With respect to each Trade Secret, if any, the
documentation relating to such Trade Secret is current and accurate in all material respects, and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                           (ii) The Sellers and the Acquired Companies have, and
VetMall, LLC has, taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets, if any.

                           (iii) One or more of the Acquired Companies has good
title and an absolute (but not necessarily exclusive) right to use the Trade Secrets, if any. The Trade Secrets, if any, are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret, if any, is subject to any adverse claim or has been challenged or, to the Knowledge of the Sellers, threatened in any way.

                           3.22 CERTAIN PAYMENTS. Since its formation, no
Acquired Company, VetMall, LLC or director, officer, member, agent, or employee of any Acquired Company (or former employee of VetMall, LLC), or to the Sellers' Knowledge any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of VetMall, LLC or any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

                  3.23     DISCLOSURE.

                           No representation or warranty of the Sellers in this
Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                           3.24 RELATIONSHIPS WITH RELATED PERSONS. No Seller or
any Related Person of Sellers or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Seller or any Related Person of Sellers or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.24 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

                           3.25 TAX MATTERS. The Buyer has made no
representations to any Seller regarding any federal, state, or local tax matters that may affect a Seller as a result of his or its participation in this Agreement (including the Contemplated Transactions) and each Seller has relied solely upon his or its own legal and tax advisors for advice as to such matters.

                           3.26 BROKERS OR FINDERS. Except for certain
obligations to Powers & Associates, payment of which they are solely responsible, the Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                           3.27 SECURITIES LAW MATTERS. (a) Each Seller
represents to the Buyer that he or it: (A) understands that the Buyer's Shares received by it in this transaction have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and are delivered by the Buyer in reliance upon federal and state exemptions for transactions not involving any public offering; (B) is acquiring the Buyer's Shares solely for his or its own account for investment purposes, and not with a view to the distribution thereof; (C) is a sophisticated investor with knowledge and experience in business and financial matters; (D) has received sufficient information concerning the Buyer, and has had the opportunity to obtain additional information as desired by it or its legal and financial advisors, in order to evaluate the merits and risks inherent in holding the Buyer's Shares; and (E) understands that the Buyer's Shares delivered to the Sellers is subject to resale restrictions and may be sold by Sellers only in compliance with applicable laws, rules and regulations of applicable federal and state securities laws.

                           (b) Each Seller is acquiring the Buyer's Shares for
his or its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each individual Seller, and each shareholder of HCT, is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

                           4.1 ORGANIZATION AND GOOD STANDING. Buyer is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

                  4.2      AUTHORITY; NO CONFLICT.

                           (a) This Agreement constitutes the legal, valid, and
binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements, and the Promissory Notes (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                           (b) Except as set forth in Schedule 4.2, neither the
execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any provision of Buyer's Organizational
Documents;

                           (ii) any resolution adopted by the board of directors
or the stockholders of Buyer;

                           (iii) any Legal Requirement or Order to which Buyer
may be subject; or

                           (iv) any Contract to which Buyer is a party or by
which Buyer may be bound.

                           Except as set forth in Schedule 4.2, Buyer is not and
will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                           4.3 INVESTMENT INTENT. Buyer is acquiring the Shares
for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

                           4.4 CERTAIN PROCEEDINGS. There is no pending
Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

                  4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         5        INDEMNIFICATION; REMEDIES

                  5.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing for two years. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

                  5.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. The Sellers, jointly and severally, will indemnify and hold harmless the Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           (a) any Breach of any representation or warranty made
by the Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered by the Sellers pursuant to this Agreement;

                           (b) any Breach by any Seller of any covenant or
obligation of such Seller in this Agreement;

                           (c) any matter disclosed in the Disclosure Letter; or

                           (d) any claim by any Person for brokerage or finder's
fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                           The remedies provided in this Section 5.2 will not be
exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

                           5.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.
The Buyer will indemnify and hold harmless the Sellers, and will pay to the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                           5.4 RIGHT OF SET-OFF. Upon notice to Sellers
specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 6 against amounts otherwise payable to the Sellers. The exercise of such right of set-off by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

                  5.5      PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

                           (a) Promptly after receipt by an indemnified party
under Section 5.2 or 5.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party's failure to give such notice.

                           (b) If any Proceeding referred to in Section 5.5(a)
is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be impermissable, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           (c) Notwithstanding the foregoing, if an indemnified
party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                           (d) Sellers hereby consent to the non-exclusive
jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

                           5.6 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A
claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         6.       GENERAL PROVISIONS

                           6.1 EXPENSES. Except as otherwise expressly provided
in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement (without the consent of the Buyer). In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                           6.2 PUBLIC ANNOUNCEMENTS. Any public announcement or
similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by the Buyer in advance or required by Legal Requirements, prior to the Closing the Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Sellers and the Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions and the Buyer will have the right to be present for any such communication.

                           6.3 NOTICES. All notices, consents, waivers, and
other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  Sellers:                   Jimmy L. Fagala
                                             _____________________________
                                             _____________________________

                                             Facsimile No.:_______________

                                             K. Sterling Miller
                                             _____________________________
                                             _____________________________



                                             Facsimile No.:_______________

                                             HCT Capital Corp.
                                             _____________________________
                                             _____________________________


                                             Attention:___________________
                                             Facsimile No.:_______________

                  with a copy to:            Roger Stong, Esq.
                                             Crowe & Dunlevy, P.C.
                                             1800 Mid-America Tower
                                             20 North Broadway
                                             Oklahoma City, OK 73112
                                             Facsimile No.:  (405) 272-5255

                                                      And

                                             Pat Powers
                                             Powers & Associates
                                             ____________________
                                             ____________________


                  Buyer                      DrugMax.com, Inc.
                                             12505 Starkey Road, Suite A
                                             Largo, FL  33773

                                             Attention:  Bill LaGamba
                                             Facsimile No.:  (727) 531-1280

                  with a copy to             Philip M. Shasteen, Esq.
                                             Johnson, Blakely, Pope,
                                             Bokor, Ruppel & Burns, P.A.
                                             100 N. Tampa Street, Suite 1800
                                             Tampa, FL  33602

                                             Facsimile No.:  (813) 225-1857


                  6.4 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Florida, County of Pinellas, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  6.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  6.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  6.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated February 22, 2000) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  6.8      DISCLOSURE LETTER.

                           (a) The disclosures in the Disclosure Letter must
relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                           (b) In the event of any inconsistency between the
statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  6.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  6.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  6.11 SECTION HEADINGS. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  6.12 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                           6.13 TIME OF ESSENCE. With regard to all dates and
time periods set forth or referred to in this Agreement, time is of the essence.

                           6.14 GOVERNING LAW. This Agreement will be governed
by the laws of the State of Florida without regard to conflicts of laws principles.

                  6.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                           6.16 OTHER AGREEMENTS. The Sellers each hereby
release, waive and terminate any and all agreements among any two or more of them which would impair, preclude or condition the consummation of the transactions contemplated hreby, including without limitation, the Stockholders' Agreement dated as of July 5, 1995 among the Sellers, and the Stock Redemption and Buy-Sell Agreement among Fagala, Miller and the Company dated as of June 28, 1995.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                        SELLERS:

DrugMax.com, Inc.,                            /S/ Jimmy Fagala
a Nevada corporation                          --------------------------------
                                              Jimmy Fagala

                                              /S/ K. Sterling Miller
By:                                           --------------------------------
Title:                                        K. Sterling Miller
      ---------------------------

      ---------------------------             --------------------------------
                                              HCT CAPITAL CORP.


                                              By:_____________________________
                                              Title:__________________________



                               EXHIBIT 2.4(A)(II)

                               EXHIBIT 2.4(A)(III)

                               EXHIBIT 2.4(A)(IV)